Schedule 14A Information

            Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement

     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

       Definitive Additional Materials

       Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                     Mercantile Stores Company, Inc.
            (Name of Registrant as Specified in its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

       $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies: N/A

      2) Aggregate number of securities to which transaction applies: N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

      4)    Proposed maximum aggregate value of transaction:  N/A

      5)    Total fee paid:  N/A

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:  N/A

      2)    Form, Schedule or Registration Statement No.:  N/A

      3)    Filing Party:  N/A

      4)    Date Filed:  N/A

              Mercantile Stores Company, Inc.
                 1100 North Market Street
                Wilmington, Delaware 19801
          NOTICE OF ANNUAL STOCKHOLDERS' MEETING


To the Stockholders:

     NOTICE is hereby given that the annual stockholders' meeting of Mercantile Stores Company, Inc., a Delaware corporation, will be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 24, 1995, at 11:00 A.M., for the following purposes, as described in the accompanying proxy statement:

          1. To elect four directors of the Company to serve for a term of three years;

          2. To approve Arthur Andersen LLP as independent auditors of the Company;

          3.  To act upon a stockholder proposal to
              declassify the Board of Directors; and

          4.  To transact such other business as may
              properly come before the meeting.

     In lieu of closing the transfer books the Board of Directors has fixed April 13, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at said meeting or at any adjournment or adjournments thereof.


Dated:  April 24, 1995

                                    Dennis F.Murphy,
                                    Secretary

A proxy card and the annual report of the Company for the fiscal year ended January 28, 1995 are enclosed.


                  YOUR VOTE IS IMPORTANT

Each stockholder who does not expect to be present at the meeting is urged to execute the enclosed proxy and mail it promptly in the enclosed envelope which requires no postage.


                      PROXY STATEMENT
General
     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Stores Company, Inc. (hereinafter called the Company), to be used at the Annual Meeting of the Stockholders of the Company to be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 24, 1995, at 11:00 A.M., for the purposes set forth in the Notice of Meeting. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 24, 1995.

     The accompanying proxy, which is revocable, is solicited by and on behalf of the Board of Directors of the Company. The Company will pay all expenses in connection with preparing, assembling and mailing the proxies and it will reimburse agents or nominees of stockholders for reasonable out-of-pocket and clerical expenses incurred in seeking proxies or authorizations to execute proxies from their principals. In addition to solicitation by mail, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $6,000 plus reasonable out-of-pocket expenses.

     The enclosed proxy card also serves as a voting instruction to the trustee of the Company's Savings, Profit
Sharing and Supplemental Retirement Plan with respect to shares held by the trustee for Plan participants.
Participants in the Plan who are also holders of additional shares of common stock will receive one proxy card for all holdings registered in a similar manner. Participants in the Plan will receive a separate proxy card for their individual and Plan holdings if their accounts are not registered in a similar manner. Unvoted shares of the Plan will be voted by the trustee in its discretion.

Voting Rights and Votes Required

     The outstanding voting securities of the Company consist of common shares with a par value of $.14 2/3 per share. There are authorized and issued 36,887,475 shares, of which 43,425 shares are held in the Company's treasury. Only stockholders of record at the close of business on April 13, 1995, are entitled to vote at the meeting and each share of stock is entitled to one vote on all matters.
Under the Company's By-laws, a quorum will be present if a majority of the Company's outstanding shares is represented in person or by proxy. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the four nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the approval of the independent auditors and for the approval of the stockholder proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to these matters, but will not be counted as a vote in favor of the matter. Accordingly, an abstention from voting on any of these matters will have the same legal effect as a vote against the matter. Broker non-votes will not be considered as present and entitled to vote with respect to these matters.

                   ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company divides the Board of Directors into three Classes with the terms of office of the Directors of each Class ending in different years. The term of the Class III Directors expires with this annual meeting. The terms of the Class I and Class II Directors will expire at subsequent annual meetings. The number of directors of the Company to be elected at the Annual Meeting is four. The shares represented by the proxy will be voted by the persons named in the proxy for the election as directors of the nominees named herein to serve until their successors are elected and qualified. In the event that any of the nominees named below should become unavailable, for any reason, it is intended that the persons named in the proxy will vote for a substitute, who will be designated by the Board of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee.

                    Business Experience and Principal Occupation or          Year in which
                            Employment during past 5 years;                  he first became
Name and Age        Positions held with Company; and other Directorships     a director

          Class III - Nominees to be elected for term expiring in 1998
JOHN A. HERDEG      Attorney at Law; member of Audit Committee; Chairman of  1980
57                  the Board of Christana Bank & Trust Company.

THOMAS J. MALONE    President, Chief Operating Officer and director of       1989
56                  Milliken & Company, manufacturer of textile products;
                    member of the Audit Committee.

ROGER MILLIKEN      Chairman, Chief Exceutive Officer and Director of        1939
79                  Milliken & Company, manufacturer of textile products;
                    member of the Audit and Compensation Committees;
                    director of W. R. Grace & Company.

FRANCIS G. RODGERS  Author and lecturer; former Vice-President,              1987
68                  International Business Machines Corp; member of the
                    Compensation Committee; director of Milliken & Company,
                    manufacturer of textile products; director of Bersen
                    Brunswig Coproration and Dialogic Corp.


               Class I - Directors continuing in office until 1996

GERRISH H. MILLIKEN  Director of Milliken & Company, manufacturer of         1951
77                   textile products.

GEORGE S. MOORE     International financial consultant; member               1957
90                  of the Audit and Compensation Committees and
                    honorary director of W.R. Grace & Company.

DAVID L. NICHOLS    Chairman of the Board and Chief Executive                1992
53                  Officer of the Company; former Executive
                    Vice President, Treasurer and Chief
                    Financial Officer of the Company (1989-1992);
                    former President of the Lion Dry Goods Division
                    (a division of the Company).

                Class II - Directors continuing in office until 1997

H. KEITH H. BRODIE, M.D. President Emeritus of Duke Univeristy;              1987
55                       member of the Audit and Compensation
                         Committees; director of Milliken & Company,
                         manufacturer of textile products.

RENE C. McPHERSON        Corporate director; former Chairman and Chief       1984
70                       Executive Officer of Dana Corporation; former
                         Dean of the Stanford University Graduate School
                         of Business; member of the Compensation Committee
                         and consultant of the Company; director of
                         Milliken & Company, manufacturer of textile
                         products; director of Dow Jones & Company,
                         Westinghouse Electric Corporation, Banc One Corp.
                         and The Andersons.

MINOT K. MILLIKEN        Vice-President and director of Milliken & Company,  1943
79                       manufacturer of textile products; member of the
                         Compensation Committee.

ROGER K. SMITH           Strategic Marketing Manager, Analog Devices, Inc.,  1991
35                       manufacturer of semiconductors.

                        STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 31, 1995, concerning the beneficial ownership of Company common stock by the Company's directors, the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group:


                           Amount of Common Stock
                             Beneficially Owned
Name                         Directly         Indirectly     Percent of Class
H. KEITH H. BRODIE, M.D.       none              none             *
JOHN A. HERDEG                2,125              none             *
RENE C. McPHERSON             7,450              none             *
THOMAS J. MALONE                300              none             *
GERRISH H. MILLIKEN         379,290           (see notes
                          (see note 2)         1, 2 and 6)      1.32
                            107,624
                          (life interest
                            in trusts)
MINOT K. MILLIKEN           406,680           (see notes
                          (see note 3)          1, 3 and 6)     2.37
                            469,712
                          (life interest
                            in trusts)
ROGER MILLIKEN            4,244,638           (see notes
                          (see note 4)         1, 4 and 6)     11.84
                            121,560
                          (life interest
                            in trusts)
GEORGE S. MOORE               2,125                none          *
DAVID L. NICHOLS              1,452               4,077          *
FRANCIS G. RODGERS            2,750                none          *
ROGER K. SMITH               70,643                none          *
                          (see note 5)
RANDOLPH L. BURNETTE           none               4,661          *
JAMES D. CAIN                    25              10,959          *
PAUL E. McLYNCH                 807               6,235          *
JAMES M. McVICKER             2,407               1,291          *
All Directors and
  Executive Officers      4,500,675           10,541,746       40.78

*Less than one percent.

     There is included in the above figures, with respect to each director and executive officer listed (and all directors and executive officers as a group) the number of shares, if any, credited to his account in the Savings, Profit Sharing and Supplemental Retirement Plan and those held in the name of his spouse and their minor children. Each director and executive officer, however, disclaims any admission of beneficial ownership of any securities included herein held in the name of his spouse or their minor children.

Notes:  1.   Minot K. Milliken is the cousin of Roger Milliken and
             Gerrish H. Milliken, who are brothers.  Minot Mercantile
             Corporation owned 10,484,875 shares (28.42%) of the common stock of the Company; Woodbank Mills, Inc. owned 27,413 shares
             (0.07%) of such stock. Woodbank Mills, Inc. also owned 49.6% of the common stock of Minot Mercantile Corporation
             (representing 49.6% of the latter's voting securities).

        2. Gerrish H. Milliken is the beneficial owner of 379,290 shares of the common stock of the Company as a trustee of certain trusts. Gerrish H. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

       3. Minot K. Milliken is the beneficial owner of 406,680 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Minot K. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

       4. Roger Milliken is the beneficial owner of 4,244,638 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Roger Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

       5. Roger K. Smith is the beneficial owner of 60,966 shares of the common stock of the Company as a trustee of certain trusts.

       6. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates, as that term is defined by the rules of the Securities and Exchange Commission, owned beneficially a maximum of 14,920,905 shares (40.45%) of the common stock of the Company. The shares listed as beneficially owned by each of Gerrish H. Milliken, Minot K. Milliken and Roger Milliken include shares listed as beneficially owned by one or both of the other two. The overall figures for all officers and directors as a group and the figures included in this note eliminate the duplication of numbers and percentages of shares.

            STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information concerning beneficial owners of more than 5% of the Company's common stock, as reported by such beneficial owners:

Name and Address of               Amount of Common Stock and
Beneficial Owner                  Nature of Beneficial Ownership     Percent of Clas

Minot Mercantile Corporation               10,484,875                28.42
1209 Orange Street                          Direct
Wilmington, Delaware  19801

Minot Mercantile Corporation               14,920,905**              40.45
 and others joint disclosure*           Direct and Indirect
c/o 1209 Orange Street
Wilmington, Delaware  19801

*Please see the notes following the Stock Ownership of Management Table for an explanation of this stock ownership.
By definition of the Securities and Exchange Commission, the persons involved in this joint disclosure may be deemed to be "beneficial owners" of substantial quantities of this stock.
Except as otherwise set forth in this proxy statement, such persons disclaim admission of beneficial ownership of these securities.

**These shares include the shares reported directly above by Minot Mercantile Corporation.

                      BOARD COMMITTEES

     The Company has a standing Audit Committee of the Board of Directors the members of which are Messrs. H. Keith H. Brodie, M.D., John A. Herdeg, Thomas J. Malone, Roger Milliken and George S. Moore. The members of the Audit Committee met twice during the last fiscal year. The Audit Committee is responsible for engaging and discharging auditors; reviewing with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff at least two times a year to discuss internal accounting and auditing procedures. The Company also has a standing Compensation Committee of the Board of Directors the members of which are Messrs. H. Keith H. Brodie, M.D., Rene C. McPherson,
Minot K. Milliken, Roger Milliken, George S. Moore and Francis G. Rodgers. The Compensation Committee, which met twelve times during the last fiscal year, is responsible for reviewing the compensation of the Company's executive officers and recommending changes in such compensation.
The Company does not have a standing Nominating Committee of the Board of Directors. The Company's Board of Directors held six regularly scheduled meetings and eight special meetings during the last fiscal year.

                OTHER EXECUTIVE OFFICERS

   The Company's other executive officers include: James M. McVicker, 48, who was elected Senior Vice President and Chief Financial Officer in December 1994 (Vice President and Chief Financial Officer in May 1993) and prior to that time was Treasurer or Assistant Treasurer from January 1990 (and Director of Strategic Planning from October 1990); Paul E. McLynch, 53, who was elected Vice President of Merchandising in April 1994 and prior to that time was president of the Gayfers/J.B. White division from March 1993 and previously was president of the Jones Store Co. subsidiary (from March 1992) and president of the McAlpin's/Lexington division; James D. Cain, 59, who was elected Vice President of Administration in April 1994 and prior to that time was Vice President of Merchandising from June 1992 and previously was Director of Merchandising (from October 1991) and president of The McAlpin Company subsidiary; Randolph L. Burnette, 53, who was elected Vice President of Real Estate in January 1995 (Vice President of Planning in March 1994) and prior to that time was Director of Merchandise Planning from August 1992 and previously was president of J.B. White & Company subsidiaries; William A. Carr, 56, who was elected Treasurer in March 1994 and prior to that time was Controller; Dennis F. Murphy, 58, who has been Secretary since 1974; and Kathryn M. Muldowney, 36, who was elected Controller in March 1994 and prior to that time was Director of Strategic Planning from March 1993 and previously was Director of Systems Development (from February 1990) and a Company analyst.

                 MANAGEMENT REMUNERATION

    The Summary Compensation Table below shows compensation earned by or paid to the named executive officers (the Chief Executive Officer and the other four most highly compensated executive officers) for the three years ended January 28, 1995:

Summary Compensation Table:
                                    Annual Compensation
                            Fiscal
Name and Principal           Year                         Other Annual     All Other
   Position                 Ended     Salary    Bonus     Compensation  Compensation(a)

David L. Nichols            1/28/95   $646,500  $352,525  $0            $50,234
Chairman of the Board       1/29/94   $512,462  $165,529  $0            $56,898
and Chief Executive Officer 1/31/93   $480,000  $160,000  $0            $28,397

James M. McVicker           1/28/95   $278,519  $202,668  $0            $ 9,511
Senior Vice President       1/29/94   $216,539  $ 53,882  $0            $ 6,470
and Chief Financial Officer 1/31/93   $167,115  $ 65,000  $0            $ 4,496

Paul E. McLynch(c)          1/28/95   $297,856  $178,307  $0            $ 9,706
Vice President of           1/29/94          -         -   -               -
Merchandising               1/31/93          -         -   -               -

James D. Cain               1/28/95   $275,000  $159,858  $0            $10,622
Vice President of           1/29/94   $270,846  $ 96,234  $0            $ 9,101
Administration              1/31/93   $248,000  $ 90,000  $0            $ 6,548

Randolph L. Burnette(d)     1/28/95   $231,131  $114,353  $0            $ 7,752
Vice President of           1/29/94          -         -   -              -
Real Estate                 1/31/93          -         -   -              -

(a)All Other Compensation is comprised of the Company's matching contributions under the Company's Savings, Profit Sharing and Supplemental Retirement Plan and the Company's Non-Qualified Savings, Profit Sharing and Supplemental Retirement Plan. Also includes $27,000, $40,000 and $16,000 paid to
Mr. Nichols for Board of Directors' meetings during the fiscal years ended January 28, 1995, January 29, 1994 and January 31,1993, respectively.

(b)Includes a special bonus for the year ended January 28, 1995 in the amount of $25,000 for Mr. McVicker for additional services recognized by the Board of Directors. Includes a special bonus for the year ended January 29, 1994 for additional services recognized by the Board of Directors, in the amount of $30,000 for Mr. Nichols and $20,000 for each of Messrs. McVicker and Cain. Also includes a special bonus for the year ended January 31, 1993 in the amount of $25,000 for Mr. McVicker, in connection with the acquisition of Maison Blanche.

(c)Mr. McLynch was elected Vice President of Merchandising in April 1994 and previously was not an executive officer. Therefore, information is not provided for the fiscal years ended prior thereto.

(d)Mr. Burnette was elected Vice President of Planning in March 1994 and previously was not an executive officer. Therefore, information is not provided for the fiscal years ended prior thereto.

                      Report of the Compensation Committee
     General.
The Compensation Committee of the Board of Directors
(the "Committee") is composed of six outside directors.
The current members of the Committee are H. Keith H. Brodie, M.D., Rene C. McPherson, Minot K. Milliken, Roger Milliken, George S. Moore and Francis G. Rodgers. As part of its duties, the Committee reviews and recommends to the Board of Directors compensation levels for the Company's executive officers.

     The Company's compensation program reflects the philosophy that executive compensation levels should be linked to Company performance and also be competitive within the retail industry. Historically, the Company has structured compensation principally through base annual salary and year-end bonuses. Compensation to be paid to the executive officers for 1995 is expected to qualify for deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

     Base Salaries.
Base salaries for the Company's executives are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace. The Company seeks to target base salaries within the median salary level for comparable executive positions.

     Annual Bonuses.
The Company has a Pay-for-Performance year-end bonus program designed to reward management and other key executives for Company performance. Under the program, bonuses are awarded based upon Company and business unit performance (pre-tax store profits) as determined by the Board.
For 1994, each executive named in the Summary Compensation Table received a bonus which reflected that the Company's performance targets were exceeded. In addition, a discretionary bonus was paid to each named executive based on an evaluation of personal and operational performance as follows: David L. Nichols - $175,000, James M. McVicker -
$100,000, Paul E. McLynch - $100,000, James D. Cain -
$60,000, and Randolph L. Burnette - $50,000.  Also, Mr.
McVicker received $25,000 for additional services recognized by the Board of Directors.

     Compensation of the Chief Executive Officer.
The compensation of David L. Nichols, Chairman of the Board and Chief Executive Officer of the Company, is determined in accordance with the criteria set forth above. Mr. Nichols received a salary increase in 1994 of approximately 26% to keep his salary within the median marketplace salary level for comparable executive positions and based on an evaluation of the other criteria set forth above under "Base Salaries."

     Mr. Nichols' bonus for 1994 was based upon the performance of the Company. Pre-tax store profits exceeded target levels by 2.5%, and Mr. Nichols continued the successful implementation of various strategic goals, including the consolidation of certain division operations, improved expense ratios, and other cost saving measures.
Based upon these factors, the Committee recommended and the Board approved a bonus of $177,525 for Mr. Nichols, which was approximately 31% greater than the bonus awarded for fiscal 1993.

        H. Keith H. Brodie, M.D.  Rene C. McPherson   Minot K. Milliken
          Roger Milliken           George S. Moore   Francis G. Rodgers

Compensation Committee Interlocks and Insider

Participation  Mr. Rene C. McPherson, a member of the
Compensation Committee, was paid $160,000 in consideration of consulting services rendered to the Company during the last fiscal year. Mr. McPherson will continue to provide ongoing consulting services relating to strategic planning and management development through July 31, 1995.

Performance Graph   Set forth below is a table chart
comparing, over the last five fiscal years, the Company's cumulative total return to shareholders with (i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Standard & Poor's Retail Department Stores Composite
Index:

                   Mercantile Stores Company, Inc.

            Comparison of Five Year Cumulative Total Return*
               February 1, 1990 Through January 28, 1995

                                                  S&P Retail Department
Year        S&P Composite       Mercantile Stock   Store Composite Index

1989           $100.00               $100.00         $100.00
1990           $108.46               $ 99.24         $107.64
1991           $133.03               $108.56         $131.82
1992           $147.08               $106.44         $146.03
1993           $164.93               $122.62         $160.58
1994           $166.84               $142.44         $147.59

*Total return assumes re-investment of      Assumes $100 invested on
 dividends                                  February 1, 1990 in Mercantile
                                            common stock,S&P 500 Index and
                                            S&P Retail Department Stores
                                            Composite Index.

Pension Plans
     The Company has maintained a Noncontributory Pension Plan since 1945 which has been amended from time to time. The Plan is funded by means of contributions by the Company to the Plan trustee. All employees, including officers employed by the Company, with one year of employment during which at least 1,000 hours were worked and who meet certain age requirements, are participants. Normal retirement eligibility occurs at age 65 for participants in the Plan; however, early retirement at a reduced monthly benefit is available to employees who have reached the age of 60 and have at least 10 years of service (as defined). The retirement benefit is in the form of a level monthly payment for life. The benefit for service from February 1, 1976 to January 31, 1989 was determined based on the addition of 7/8% of each year's compensation up to the year's Taxable Wage Base (as defined) and 13/8% of compensation above such base. The Plan was amended effective February 1, 1989 to comply with the Social Security integration and compensation limit requirements of The Tax Reform Act of 1986. The amendment provides for benefits based on 7/8% of annual compensation up to the year's Taxable Wage Base and 13/8% of compensation above such base up to the maximum annual limitation on compensation ($235,840 in 1993), which was reduced by statute to $150,000 effective January 1, 1994, subject to cost of living adjustments. Benefits payable are subject to maximum limitations under the Internal Revenue Code. Payments to each employee upon retirement are made from a trust fund maintained by the trustee with Company contributions. The estimated annual benefits payable on normal retirement (without regard to maximum limitations under the Internal Revenue Code) to the named executive officers are as follows: David L. Nichols, $221,999; James
M. McVicker, $117,885; Paul E. McLynch, $103,685; James D. Cain, $79,089; and Randolph L. Burnette, $90,789.

     The Company also maintains the Mercantile Stores Nonqualified Salaried Pension Plan to provide benefits to employees in an amount equal to the amount by which an employee's benefits under the Pension Plan were reduced because of limitations imposed on tax exempt plans by the Internal Revenue Code.
For the fiscal year ended January 28, 1995, there were charges against the earnings of the Company with respect to such plan for the named executive officers in the aggregate amount of $61,411.

Directors' Compensation

     Directors who are not also officers of the Company receive as yearly compensation $16,000. All directors receive a standard fee of $2,000 for each board meeting attended and $1,000 for each committee meeting attended plus the payment of expenses incurred in connection therewith. In addition, all members of each committee receive as yearly compensation $3,000. Rene C. McPherson was paid $160,000 in consideration of consulting services rendered to the Company during the last fiscal year. Mr. McPherson will continue to provide ongoing consulting services relating to strategic planning and management development through July 31, 1995.

Litigation

     On September 28, 1994, an action was filed against the Company in the Chancery Court of Delaware captioned Francis Bodkin and Irene Bodkin v. Mercantile Stores Company, Inc., et. al. (the "Complaint"). The Complaint purports to be brought individually, on plaintiffs' own behalf, and as a class action, on behalf of all the holders of shares of common stock. The Complaint alleges that the Company and/or its directors breached their fiduciary duties in allegedly rejecting an offer by The May Department Stores Company to acquire the Company during August and September, 1994. As part of their demand for relief, plaintiffs seek unspecified compensatory damages. The defendants filed a motion to dismiss and a motion to stay discovery on December 5, 1994. The motions will be briefed and argued in due course. The Company believes that the Complaint is without merit and intends to vigorously defend the action.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934,as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

     Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 (Annual Statement of Changes in Beneficial Ownership) filings were required, the Company believes that, with respect to the 1994 fiscal year, all required Section 16(a) filings were made, except that Mr. Francis G. Rodgers, a director of the Company, failed to file on time two Form 4's (Statement of Changes in Beneficial Ownership) relating to the acquisition of an aggregate of 1,500 shares of common stock.

                     APPROVAL OF AUDITORS

     The auditors selected by the Board of Directors and being recommended to the stockholders for approval for the fiscal year ending February 3, 1996, are Arthur Andersen LLP who were likewise selected and approved for the previous fiscal year.

     Representatives of Arthur Andersen LLP are expected to be present at the stockholders' meeting on May 24, 1995, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The following resolution concerning the appointment of independent auditors will be offered at the meeting:

             "RESOLVED, that the appointment by
the Board of Directors of Arthur Andersen LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending February 3, 1996 is approved."

     Arthur Andersen LLP have been auditing the accounts of the Company and its subsidiaries for many years and are certified public accountants of the highest standing. That firm has no financial interest, direct or indirect, in the Company or any subsidiary and has had no connection with the Company or any subsidiary during the past three years, except the usual professional relationship between auditor and client.

              TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Milliken & Company, of which Roger Milliken is Chairman,
Chief Executive Officer and a director, Thomas J. Malone is President, Chief Operating Officer and a director, Minot K. Milliken is Vice-President and a director and H. Keith H. Brodie, M.D., Gerrish H. Milliken,
Rene C. McPherson and Francis G. Rodgers are directors, is one of the Company's suppliers of some types of merchandise. Such purchases for resale and use by the Company and its subsidiaries were in the ordinary course of business at competitive prices and amounted to approximately $930,500 during the past fiscal year.

                      STOCKHOLDER PROPOSAL

     The Company has been notified by Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York,
New York 10003, the beneficial owner of 3,000 shares of Company common stock, that it intends to propose the following resolution at the Annual Meeting:

             "RESOLVED:  The stockholders of Mercantile
Mercantile Stores Company, Inc. ("Company-"or "Mercantile") request that the Board of Directors take the necessary steps in accordance with Delaware state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

     The following is the statement submitted in support of this proposal:

       "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders.

        The Board of Directors of Mercantile is divided into three classes serving staggered three-year terms.
        We believe that the Company's classified Board of Directors maintains the incumbency of the Board and current management, which in turn limits the Board's accountability to stockholders.

         The elimination of Mercantile'ss classified board would require each director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the board collectively and each director individually. We believe this is one of the best methods available to stockholders to insure that the Company will be managed in the best interests of stockholders.

         We believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In our view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

         At the 1994 Annual Meeting of Stockholders, a similar stockholder proposal was approved by over 25% of the voting shares. We therefore resubmit this stockholder proposal based on our belief that the classification of Mercantile's Board of Directors is not in the best interests of stockholders and that the elimination of the classified Board remains an important concern among a significant number of the Company's stockholders. WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

     The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

     In 1983, the Company's stockholders considered an amendment to the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three equal or nearly equal classes, each to serve for a term of three years, with one class being elected each year. This amendment was approved by the holders of 77.9% of the total outstanding shares of the Company.

     The Board of Directors believes that the classification gives the Board of Directors a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company.
This permits more effective long-term strategic planning in use of Company resources. Continuity and quality of leadership that results from the classified Board creates long-term value for the stockholders.

     A classified Board reduces the possibility of a sudden and surprise change in majority control of the Board. It also has the effect of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices.
In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage a person seeking to gain control of the Company to initiate arms-length discussions with the management and the Board, who are in a position to negotiate a transaction that is most favorable to the Company and the stockholders.

     For these reasons, the Board continues to believe that the Company's classified Board promotes the best interests of the stockholders.

     If approved, this proposal would serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board. Such steps would include the repeal of the classified Board provision in the Company's Certificate of Incorporation which, in accordance with the terms approved by the Company's stockholders in 1983, requires the favorable vote at a stockholders' meeting of the holders of at least 75% of the then outstanding shares of voting stock of the Company. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates own beneficially approximately 40% of the outstanding shares of the Company, and therefore would have the ability to block such action.

    The Board of Directors recommends a vote AGAINST this proposal.
If not otherwise specified, properly executed proxies will be voted against the proposal.

             STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholder proposals for inclusion in Proxy materials
for the 1996 Annual Meeting should be addressed to the
Company's Secretary, 1100 North Market Street, Wilmington,
Delaware 19801 and must be received before December 31,
1995.
              ___________________________________

     The Board of Directors knows of no matters other than the foregoing to come before the annual meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Dated: Wilmington,
Delaware, April 24, 1995.            By Order of the Board
of Directors,
                                     Dennis F. Murphy,
Secretary.

                        Mercantile Stores Company, Inc.

 Proxy Solicited by the Board of Directors for Annual
Meeting, May 24, 1995

    The undersigned hereby appoints David L. Nichols, James M. McVicker and James D. Cain the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Mercantile Stores Company, Inc. to be held on May 24, 1995, and any adjournment, the shares of stock which the undersigned would be entitled to vote thereat upon all matters properly brought before the meeting. This card also provides voting instrucitons to the trustee of the Company's Savings, Profit Sharing and Supplemental Retirement Plan with respect to shares held by the trustee for Plan participants.

                                  Dated:             , 1995


                              Signature of Stockholder
                              This Proxy Must be Signed Exactly
                               as Name Appears Hereon
                              Executors, administrators, trustees, etc.
                              should give full title as such. For joint accounts, each owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer.

   (over)

  Please mark vote in oval in the following manner using dark ink only.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2

                                                            For      Withheld   For all except Nominee(s)
                                                            All      For All    Written Below:
  1.  Election of Directors.
      The nominees are: John A. Herdeg; Thomas J. Malone;
      Roger Milliken; Francis G. Rodgers                     [ ]        [ ]           [ ]

  2. Proposal to approve the appointment of Arthur Andersen
     LLP as independent auditors.                            [ ]        [ ]           [ ]

  The Board of Directors Recommends a Vote AGAINST Proposal 3

  3. Stockholder Proposal to declassify the  Board of
     Directors.                                              [ ]        [ ]           [ ]


The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.